Exhibit 5.1

October 23, 2009

Board of Directors

Entech Solar, Inc.

13301 Park Vista Boulevard, Suite 100

Fort Worth, Texas 76177

Re: Registration Statement on Form S-1

We have acted as counsel to Entech Solar, Inc., a Delaware corporation (the “Company”), in connection with the filing of Amendment Number 3 to its Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission on October 23, 2009 with respect to the registration under the Securities Act of 1933, as amended, of up to 49,900,200 shares of the Company’s common stock, $.001 par value per share (the “Common Stock”), issuable upon exercise of the 288,387,431 rights (the “Rights”) to be distributed to holders of record of the Common Stock as of the record date for the rights offering.

In our capacity as counsel, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers and representatives of the Company.

Based upon, and subject to, the foregoing, we are of the opinion that:

1.	the Rights have been duly authorized, and, when issued as contemplated in the Registration Statement, will be validly issued and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2.	the Shares of Common Stock issuable upon exercise of the Rights are duly authorized, and when such shares are issued and delivered upon the exercise and payment of Rights in accordance with their terms as described in the Registration Statement, such shares will be validly issued, full paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement. In giving the forgoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Nothing herein shall be deemed to relate to or constitute an opinion concerning any matters not specifically set forth above. The foregoing opinions relate only to matters of the internal law of the State of Delaware without reference to conflict of laws and to matters of federal law.

Very truly yours,

/s/ Salvo Landau Gruen & Rogers